Exhibit 99.1

Atossa Genetics Announces National

Agreement with Network Provider FedMed

 More Than 40 Million Americans Have Access to FedMed’s National Provider Network

SEATTLE, WA – March 13, 2013 – Atossa Genetics, Inc. (NASDAQ: ATOS), The Breast Health Company™, has entered into a contractual agreement with FedMed, Inc., one of the largest proprietary Preferred Provider Organization (PPO) networks in the U.S., for diagnostic laboratory testing. FedMed’s network is comprised of more than 550,000 providers, including 4,000 hospitals and more than 60,000 ancillary facilities, serving over 40 million Americans.

Atossa’s agreement with FedMed will give FedMed’s participating providers and its clients’ members greater access to Atossa’s tests, including the ForeCYTE Breast Health Test and the ArgusCYTE Breast Health Test.

“There is a significant unmet clinical need in the medical community for more effective ways to identify women at high risk of breast cancer,” stated Steven C. Quay, M.D., Ph.D., FCAP, Chairman, CEO & President of Atossa Genetics. “Our agreement with FedMed will help ensure that more doctors and their patients have access to the ForeCYTE Breast Health Test, a risk stratification test akin to the cervical Pap smear, and the ArgusCYTE Breast Health Test, a blood test for recurrence targeted at the 3.2 million breast cancer survivors in the U.S.”

Dr. Quay added, “At Atossa, our goal is to help physicians manage their patients’ breast health by offering a suite of products and services that address the most pressing clinical decisions. Armed with better information, physicians will be able to customize individualized treatment plans to reduce women’s risk of breast cancer or cancer recurrence, to improve patient therapeutic compliance and ultimately to decrease the overall cost of care.”

About Atossa Genetics, Inc.

Atossa Genetics, Inc. ( NASDAQ : ATOS ), The Breast Health Company™, is based in Seattle, WA, and is focused on preventing breast cancer through the commercialization of patented diagnostic medical devices and patented, laboratory developed tests (LDT) that can detect precursors to breast cancer up to eight years before mammography, and through research and development that will permit it to commercialize treatments for pre-cancerous lesions.

The National Reference Laboratory for Breast Health (NRLBH), a wholly owned subsidiary of Atossa Genetics, Inc., is a CLIA-certified high-complexity molecular diagnostic laboratory located in Seattle, WA, that provides the patented ForeCYTE Breast Health Test and the ArgusCYTE Breast Health Test.

About the ForeCYTE Breast Health Test

The ForeCYTE Breast Health Test provides personalized information about the 10-year and lifetime risk of breast cancer for women between ages 18 and 73. It involves collecting a specimen of nipple aspirate fluid, or NAF, using our patented Mammary Aspirate Specimen Cytology Test, or MASCT, System. The NAF specimen is collected by a physician and returned to our CLIA-certified laboratory. We study the patient’s NAF specimen and use a proprietary molecular and cellular biomarker test that detects basal or luminal cells to identify the presence of atypical ductal hyperplasia, or ADH, which is considered a precursor to breast cancer. If ADH is detected, steps can be taken to reduce the risk of breast cancer.

About the ArgusCYTE Breast Health Test

The ArgusCYTE Breast Health Test provides information to help inform breast cancer treatment options and to help monitor potential recurrence. It involves collecting a blood specimen from a patient using our patented blood collection tube and submitting it to Atossa’s CLIA-certified laboratory. The AugusCYTE test can monitor breast cancer distant recurrence by obtaining a “liquid biopsy” or blood sample, and analyzing it for the presence of circulating tumor cells, which can then be analyzed to determine the expression of Estrogen Receptor/Progesterone Receptor, or ER/PR, and Human Epidermal Growth Factor Receptor, or Her2, in those cells, a predictor of the cancer’s sensitivity to existing treatment options. The presence of circulating tumor cells in the blood sample may also serve as an early indicator of the recurrence of breast cancer and the data obtained from the ArgusCYTE sensitivity analysis may help physicians better select which treatment options to use with a particular patient.

About FedMed, Inc.

FedMed is a National Provider Network and Healthcare Financial Services Organization. FedMed has developed innovative programs and services for the healthcare provider community in conjunction with large payors of healthcare services. FedMed’s objective is to provide significant measurable benefits to providers not available from other provider networks and managed care organizations. Traditional networks and payors are eager to negotiate and take discounts, but less than eager to pay on time and quantify the value of their contracts. FedMed’s programs have been created to specifically address these challenges. For more information, visit www.fedmedinc.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Atossa's plans, regulatory actions, Atossa's responses to regulatory actions, expectations, projections, potential opportunities, goals and objectives are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with actions by the FDA, regulatory clearances, responses to regulatory matters, Atossa's ability to continue to manufacture and sell its products, the efficacy of Atossa's products and services, the market demand for and acceptance of Atossa's products and services and other risks detailed from time to time in the Atossa's, filings including its registration statement form S-1 filed January 28, 2013, as amended and supplemented from time to time. All forward-looking statements are qualified in their entirety by this cautionary statement, and Atossa undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

Contact:

Atossa Genetics, Inc.
Steven C. Quay, M.D., Ph.D., FCAP
Chairman, President and CEO of Atossa Genetics and
Director of the National Reference Laboratory for Breast Health
800-351-3902
Steven.Quay@atossagenetics.com

Dante Ruffalo
Dian Griesel Inc.
212-825-3210
druffalo@dgicomm.com